GRAYSCALE FUNDS TRUST 485BPOS

Exhibit 99(d)(ii)

SCHEDULE A

 to the

INVESTMENT ADVISORY AGREEMENT

Dated July 10, 2024, between

GRAYSCALE FUNDS TRUST

and

GRAYSCALE ADVISORS, LLC

as amended and restated January 27, 2025

Fund	Rate	Effective Date
Grayscale Privacy ETF	0.59%	[____]
Grayscale Bitcoin Miners ETF	0.59%	[___], 2025